UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2012

LIFEVANTAGE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	001-35647	90-0224471
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9815 S. Monroe Street, Suite 100, Sandy, UT		84070
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 432-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 5, 2012, LifeVantage Corporation (the “Company”) issued a press release announcing that it is contacting some of its independent distributors and customers to voluntarily recall and replace certain bottles of its Protandim® dietary supplement. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

The Company is taking this action as a precautionary measure due to the possible inclusion of small metal fragments in its final product. The fragments were originally discovered in batches of turmeric extract, an ingredient in Protandim® that was purchased from a third party supplier. Upon discovery of the possible contamination, the Company proactively notified the FDA and voluntarily commenced this recall. This voluntary recall only affects certain lots of Protandim®, which are identified in the press release. Although the final cost of this recall is difficult to ascertain with certainty at this time, the Company estimates that the gross cost could be as high as $7 million before recovery from suppliers and expects the costs to be primarily reflected in the Company’s second fiscal quarter results.

The information furnished in this Item 8.01 and the exhibit hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued on December 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 5, 2012	LifeVantage Corporation

	By:	/s/ Rob Cutler
Rob Cutler
General Counsel